Exhibit 99.2

ALTRIA ANNOUNCES EXPIRATION OF CASH TENDER OFFER;

REAFFIRMS 2016 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. – September 20, 2016 – Altria Group, Inc. (Altria) (NYSE: MO) announces the expiration of its previously announced cash tender offer for any and all of its senior unsecured 9.95% Notes due 2038 (the “2038 Notes”) and any and all of its senior unsecured 10.20% Notes due 2039 (the “2039 Notes” and, together with the 2038 Notes, the “Notes”). The terms and conditions of the tender offer are described in the Offer to Purchase, dated September 13, 2016 and the related Letter of Transmittal and Notice of Guaranteed Delivery.

The tender offer for the Notes expired at 5:00 p.m., New York City time, on Monday, September 19, 2016 (the “Expiration Time”).

According to information provided by Global Bondholder Services Corporation, the Depositary and Information Agent for the tender offer, $441,081,000 aggregate principal amount of the 2038 Notes and $492,961,000 aggregate principal amount of the 2039 Notes were validly tendered at or prior to the Expiration Time and not validly withdrawn, which amounts include $1,187,000 aggregate principal amount of the outstanding 2038 Notes that remain subject to guaranteed delivery procedures and $1,165,000 aggregate principal amount of the outstanding 2039 Notes that remain subject to guaranteed delivery procedures.

Title of Securities	CUSIP Number	Outstanding Principal Amount	Principal Amount Tendered*	U.S. Treasury Reference Security	U.S. Treasury Reference Yield	Fixed Spread (bps)	Total Consideration**
9.95% Notes due 2038	02209SAE3	$682,321,000	$441,081,000	2.500% due 5/15/2046	2.443%	167	$1,842.71
10.20% Notes due 2039	02209SAH6	$717,708,000	$492,961,000	2.500% due 5/15/2046	2.443%	167	$1,884.63

*	Includes Notes subject to guaranteed delivery procedures.
**	Per $1,000 principal amount of Notes accepted for purchase.

Altria expects to accept for purchase all Notes validly tendered and not validly withdrawn at or prior to the Expiration Time. The conditions to the tender offer having been satisfied, Altria, therefore, expects the payment for the purchased Notes, including Notes delivered in accordance with guaranteed delivery procedures, to be made on September 22, 2016.

In addition, holders whose Notes are purchased in the tender offer will be paid accrued and unpaid interest on their purchased Notes from the last applicable interest payment date up to, but not including, the payment date for such purchased Notes.

6601 West Broad Street, Richmond, VA 23230

Deutsche Bank Securities Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as the Dealer Managers for the tender offer. Investors with questions may contact Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect) and Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-1039 (collect). Global Bondholder Services Corporation is the Information Agent and Depositary and can be contacted at the following numbers: banks and brokers can call (212) 430-3774 (collect), and all others can call (866) 470-3900 (toll-free).

This press release is neither an offer to sell nor a solicitation of offers to buy any securities. The tender offer was made only pursuant to the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery. The tender offer was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Please refer to the Offer to Purchase for a description of offer terms, conditions, disclaimers and other information applicable to the tender offer.

2016 Third Quarter Charge and 2016 Full-Year Earnings and Tax Rate Guidance

Based on the Total Consideration specified in the table above and the amount of Notes validly tendered and expected to be accepted for purchase, Altria will record a one-time, pre-tax charge against reported earnings in the third quarter of 2016 of approximately $825 million, or $0.28 per share, reflecting the loss on early extinguishment of debt related to the tender offer (the “Charge”).

Altria reaffirms its previously announced guidance for 2016 full-year adjusted diluted earnings per share (“EPS”), which excludes the Charge and the special items for the first half of 2016 as shown in Schedule 1, to be in the range of $3.01 to $3.07, representing a growth rate of 7.5% to 9.5% from an adjusted diluted EPS base of $2.80 in 2015, as shown in Schedule 1. Altria expects that its 2016 full-year effective tax rate on operations will increase from approximately 35.3% to 35.4% due to a reduction in certain consolidated tax benefits resulting from the tender offer. This guidance does not include any impact from the anticipated business combination between Anheuser-Busch InBev SA/NV (“AB InBev”) and SABMiller plc (“SABMiller”), including effects from the anticipated reporting lag described in Altria’s second quarter 2016 earnings press release, as the transaction remains subject to certain approvals.

Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (“NPM”) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items).

Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its effective tax rate on operations forecast.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast.

Altria’s Profile

Altria’s wholly-owned subsidiaries include Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Nu Mark LLC, Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”) and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the period ended June 30, 2016.

These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

In addition, the factors related to AB InBev’s proposed transaction to effect a business combination with SABMiller include the following: the risk that one or more conditions to closing the proposed transaction may not be satisfied; the risk that a shareholder or regulatory approval required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; AB InBev’s inability to achieve the contemplated synergies and value creation from the proposed transaction; the fact that Altria’s election to receive transaction consideration in the form of equity is subject to proration, which may result in a reduced percentage ownership of the combined company, additional tax liabilities and/or changes in Altria’s ability to account for its interest in the combined company under the equity method of accounting; the fact that the equity securities to be received by Altria as transaction consideration will be subject to restrictions on transfer lasting five years from completion of the proposed transaction; the risk that AB InBev’s share price, which affects the value of Altria’s transaction consideration, will fluctuate based on a variety of factors that are beyond Altria’s control; the fact that the strengthening of the U.S. dollar against the British pound would adversely affect Altria’s cash consideration as the British pound would translate into fewer U.S. dollars; the risk that the tax treatment of Altria’s transaction consideration is not guaranteed; and that the tax treatment of the dividends Altria receives from the new company may not be as favorable as dividends from SABMiller.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

2016 First Six Months Special Items and Reconciliation of 2015 Adjusted Results

Altria’s 2016 First Six Months Special Items

NPM Adjustment Items	$0.01
Tobacco and health litigation items	0.01
SABMiller special items	0.06
Asset impairment, exit and implementation costs	0.04
Gain on derivative financial instrument	(0.05)
Tax items	(0.01)

$0.06

Reconciliation of Altria’s 2015 Adjusted Results

Full Year
2015
Reported diluted EPS	$2.67
NPM Adjustment Items	(0.03)
Tobacco and health litigation items	0.05
SABMiller special items	0.04
Loss on early extinguishment of debt	0.07

Adjusted diluted EPS	$2.80

Altria reports its financial results in accordance with GAAP. Altria’s management reviews certain financial results, including diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2016 Third Quarter Charge and 2016 Full-Year Earnings and Tax Rate Guidance” above. Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

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